Concurrent Computer Corporation
                              Exhibit 11.2
              Fully Diluted Earnings Per Share Computation
       Dollars and shares in thousands, except per share amounts)


                                 Three Months Ended  Nine Months Ended
                                      March 31,           March 31,
                                 ------------------  ------------------
                                   1994      1993      1994      1993
                                 --------  --------  --------  --------
  Income (loss) before extra-
    ordinary loss and cumulative
    effect of change in
    accounting principles        $    579  $  1,014  $(13,928) $  2,747

  Extraordinary loss on early
    extinguishment of debt            -         -     (23,193)      -

  Cumulative effect of change
    in accounting principles
    for income taxes and post-
    retirement benefits               -         -      (5,000)      -
                                 --------  --------  --------  --------
  Net income (loss)              $    579  $  1,014  $(42,121) $  2,747
                                 ========  ========  ========  ========

  Weighted average number
    of common shares               29,585     2,509    27,544     2,298

 Increase in weighted average
    number of common shares
    upon assumed conversion of
    preferred stock                   -       6,983       -       6,983

  Increase in weighted average
    number of common shares
    upon assumed exercise of
    stock options                     -         652       -         534
                                 --------  --------  --------  --------
  Total                            29,585    10,144    27,544     9,815
                                 ========  ========  ========  ========

  Income (loss) per share:
    Income (loss) before extra-
      ordinary loss and
      cumulative effect of change
      in accounting principles   $   0.02  $   0.10  $  (0.51) $  0.28

    Extraordinary loss on early
      extinguishment of debt          -         -       (0.84)      -

    Cumulative effect of change
      in accounting principles
      for income taxes and
      postretirement benefits         -         -       (0.18)      -
                                 --------  --------  --------  --------
    Net income (loss)            $   0.02  $   0.10  $  (1.53) $   0.28
                                 ========  ========  ========  ========

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